Exhibit 99.1
Advance Auto Parts Reports Third Quarter 2019 Results

Net Sales Increased 1.6% to $2.3B; Comparable Store Sales Increased 1.2%
Operating Income Increased 11.7% to $172.3M; Adjusted Operating Income Increased 5.9% to $205.1M
Diluted EPS Increased 12.2% to $1.75; Adjusted Diluted EPS Increased 11.1% to $2.10

Announces Additional $700.0M Share Repurchase Authorization

RALEIGH, N.C., November 12, 2019 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, that serves both professional installer and do-it-yourself customers, today announced its financial results for the third quarter ended October 5, 2019.

"The Advance team, including our network of Independent Partners, delivered our sixth consecutive quarter of net sales growth in the third quarter as a result of our unrelenting focus on the Customer. We also expanded margins and remained highly disciplined in our approach to cost reduction," said Tom Greco, President and Chief Executive Officer. "In addition to our performance improvements and margin expansion, we continue to invest in critical information technology and supply chain initiatives that are expected to unlock significant productivity over the next several years. Notably, our working capital improvements were driven by our focus on cash management across the board. I am confident in our teams’ ability to drive additional sales and margin progress. We are on track to deliver record free cash flow, resulting in a substantial year over year increase in 2019 versus the prior year. Consistent with our commitment to drive significant value growth for our shareholders, I am also pleased to announce an additional $700.0 million share repurchase authorization."

Third Quarter Highlights
Net sales increased 1.6% to $2.3B; Comparable store sales (a) increased 1.2%
Operating income increased 11.7% to $172.3M; Adjusted operating income (a) increased 5.9% to $205.1M
Diluted EPS increased 12.2% to $1.75; Adjusted Diluted EPS (a) increased 11.1% to $2.10

Year to Date Highlights
Net sales increased 1.6% to $7.6B; Comparable store sales (a) increased 1.4%
Operating income increased 6.0% to $551.0M; Adjusted operating income (a) increased 3.5% to $645.1M
Operating cash flow increased 4.0% to $708.5M
Diluted EPS increased 9.4% to $5.46; Adjusted Diluted EPS (a) increased 9.9% to $6.55

(a) Comparable store sales exclude sales to independently owned Carquest locations. For a better understanding of the Company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein.

Third Quarter 2019 Financial Results
Net sales for the third quarter of 2019 were $2.3 billion, a 1.6% increase versus the third quarter of the prior year. Comparable store sales for the third quarter of 2019 increased 1.2%.

Adjusted gross profit margin was 43.9% of Net sales in the third quarter of 2019, a 39 basis point decrease from the third quarter of 2018. The decrease was primarily driven by an approximate $14.0 million increase in coupon redemptions in connection with the impact of the launch of the Company's enhanced loyalty program initiatives. The headwinds were partially offset by improvements in operational productivity relating to the Company's ability to leverage its supply chain. The Company's GAAP Gross profit margin decreased to 43.8% from 44.3% in the third quarter of the prior year.

Adjusted SG&A was 35.0% of Net sales in the third quarter of 2019, which improved 74 basis points as compared to the third quarter of 2018. Favorability was driven by improvements in labor related costs, occupancy expenses and insurance claims from continued progress in Team Member safety, which were slightly offset primarily by investments in information technology. The Company's GAAP SG&A of 36.3% of Net sales in the third quarter of 2019 improved from 37.5% in the third quarter of 2018.

The Company's Adjusted operating income was $205.1 million in the third quarter of 2019, an increase of 5.9% versus the third quarter of the prior year. Adjusted operating income margin increased to 8.9% of Net sales for the third quarter, an increase of 36 basis points compared to the third quarter of the prior year. On a GAAP basis, the Company's Operating income was $172.3 million, or 7.5% of Net sales, an increase of 67 basis points from the third quarter of 2018.

The Company's effective tax rate in the third quarter of 2019 was 23.1%, compared to 21.2% in the third quarter of the prior year. The Company's Adjusted Diluted EPS was $2.10 for the third quarter of 2019, an increase of 11.1% compared to the third quarter of the prior year. On a GAAP basis, the Company's Diluted EPS increased 12.2% in the third quarter of 2019 to $1.75.

Operating cash flow was $708.5 million through the third quarter of 2019 versus $681.5 million in the same period of the prior year, an increase of 4.0%. Free cash flow through the third quarter of 2019 was $539.3 million, a decrease of 6.4% compared to the same period of the prior year, primarily driven by a 61.0% increase in capital spending.

2019 Full Year Guidance

	Prior Outlook		Updated Outlook
	As of August 13, 2019		As of November 12, 2019
	Full Year 2019		Full Year 2019
($ in millions)	Low	High	Low	High
Net sales	$9,650	$9,750	$9,650	$9,750
Comparable store sales	1.0%	2.0%	1.0%	1.5%
Adjusted operating income margin (a)	8.0%	8.2%	8.0%	8.2%
Income tax rate	24%	26%	24%	26%
Transformation expenses (a)	$80	$100	$80	$100
Capital expenditures	$250	$300	$250	$300
Free cash flow (a)	Minimum $700		Minimum $700

(a) For a better understanding of the Company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein. Because of the forward-looking nature of the 2019 non-GAAP financial measures, specific quantifications of the amounts that would be required to reconcile these non-GAAP financial measures to their most directly comparable GAAP financial measures are not available at this time.

Capital Allocation
During the third quarter, the Company repurchased 1.0 million shares of its common stock at an aggregate amount of $140.0 million under the August 8, 2018 share repurchase program for an average price of $141.54. On August 7, 2019 the Company's Board of Directors authorized a new $400.0 million share repurchase program that replaced the previous $600.0 million share repurchase program. Under this new share repurchase program the Company repurchased 1.4 million shares of its common stock at an aggregate amount of $198.6 million for an average price of $136.77 per share. At the end of the third quarter of 2019, the Company had $201.4 million remaining under the share repurchase program. On November 8, 2019, the Company's Board of Directors authorized $700.0 million as an addition to the existing share repurchase program.

On November 8, 2019, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on January 3, 2020 to all common shareholders of record as of December 20, 2019.

Investor Conference Call
The Company will discuss its results for the third quarter of 2019 via a webcast scheduled to begin at 8 a.m. Eastern Time on Tuesday, November 12, 2019. The webcast will be accessible via the Investor Relations page of the Company's website (www.AdvanceAutoParts.com).

For individuals unable to access the webcast, the event will be available by dialing (844) 877-5989 and referencing conference identification number 2439758. A replay of the conference call will be available on the Company's website for one year.

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of October 5, 2019, Advance operated 4,891 stores and 152 Worldpac branches in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The Company also serves 1,260 independently owned Carquest branded stores across these locations in addition to Mexico, the Bahamas, Turks and Caicos and British Virgin Islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (540) 589-8102
E: invrelations@advanceautoparts.com	E: darryl.carr@advance-auto.com

Forward-Looking Statements
Certain statements in this report are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements address future events or developments, and typically use words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “forecast,” “guidance,” “outlook” or “estimate” or similar expressions. These forward-looking statements include, but are not limited to, key assumptions for future financial performance including net sales, store growth, comparable store sales, gross profit rate, SG&A, adjusted operating income, income tax rate, transformation costs, adjusted operating income rate targets, capital expenditures, inventory levels and free cash flow; statements regarding expected growth and future performance of the Company; statements regarding enhancements to stockholder value, strategic plans or initiatives, growth or profitability, productivity targets and all other statements that are not statements of historical facts. These statements are based upon assessments and assumptions of management in light of historical results and trends, current conditions and potential future developments that often involve judgment, estimates, assumptions and projections. Forward-looking statements reflect current views about the Company's plans, strategies and prospects, which are based on information currently available as of the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Please refer to the risk factors discussed in "Item 1a. Risk Factors" in the Company's most recent Annual Report on Form 10-K, as updated by its Quarterly Reports on Form 10-Q and other filings made by the Company with the Securities and Exchange Commission, for additional factors that could materially affect the Company’s actual results. Forward-looking statements are subject to risks and uncertainties, many of which are outside its control, which could cause actual results to differ materially from these statements. Therefore, you should not place undue reliance on those statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 5, 2019	December 29, 2018
Assets
Current assets:
Cash and cash equivalents	$573,726	$896,527
Receivables, net	721,342	624,972
Inventories	4,391,093	4,362,547
Other current assets	140,487	198,408
Total current assets	5,826,648	6,082,454

Property and equipment, net	1,389,089	1,368,985
Operating lease right-of-use assets	2,335,732	—
Goodwill	991,375	990,237
Intangible assets, net	514,512	550,593
Other assets	49,446	48,379
	$11,106,802	$9,040,648
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,402,538	$3,172,790
Accrued expenses	579,074	623,141
Other current liabilities	482,301	90,019
Total current liabilities	4,463,913	3,885,950

Long-term debt	747,136	1,045,720
Noncurrent operating lease liabilities	1,997,721	—
Deferred income taxes	318,309	318,353
Other long-term liabilities	124,781	239,812
Total stockholders' equity	3,454,942	3,550,813
	$11,106,802	$9,040,648

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with the Company's previously prepared balance sheets filed with the Securities and Exchange Commission ("SEC"), but do not include the footnotes required by accounting principles generally accepted in the United States of America (“GAAP”).

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	October 5, 2019	October 6, 2018	October 5, 2019	October 6, 2018
Net sales	$2,312,106	$2,274,982	$7,596,389	$7,475,482
Cost of sales, including purchasing and warehousing costs	1,300,180	1,268,055	4,270,412	4,184,713
Gross profit	1,011,926	1,006,927	3,325,977	3,290,769
Selling, general and administrative expenses	839,598	852,686	2,774,936	2,770,747
Operating income	172,328	154,241	551,041	520,022
Other, net:
Interest expense	(8,443)	(13,076)	(32,062)	(43,613)
Other (expense) income, net	(3,145)	5,755	(1,272)	8,998
Total other, net	(11,588)	(7,321)	(33,334)	(34,615)
Income before provision for income taxes	160,740	146,920	517,707	485,407
Provision for income taxes	37,071	31,077	126,718	115,002
Net income	$123,669	$115,843	$390,989	$370,405

Basic earnings per common share	$1.76	$1.57	$5.48	$5.01
Weighted average common shares outstanding	70,381	73,888	71,351	73,974

Diluted earnings per common share	$1.75	$1.56	$5.46	$4.99
Weighted average common shares outstanding	70,664	74,190	71,643	74,212

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with the Company's previously prepared statements of operations filed with the SEC, but do not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Forty Weeks Ended
	October 5, 2019	October 6, 2018
Cash flows from operating activities:
Net income	$390,989	$370,405
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	179,565	183,584
Share-based compensation	28,038	19,265
Provision for deferred income taxes	7,653	17,029
Other, net	16,497	7,953
Net change in:
Receivables, net	(95,280)	(93,595)
Inventories	(24,985)	(22,862)
Accounts payable	227,822	131,572
Accrued expenses	(29,672)	122,779
Other assets and liabilities, net	7,919	(54,627)
Net cash provided by operating activities	708,546	681,503
Cash flows from investing activities:
Purchases of property and equipment	(169,224)	(105,132)
Proceeds from sales of property and equipment	8,714	1,450
Net cash used in investing activities	(160,510)	(103,682)
Cash flows from financing activities:
Decrease in bank overdrafts	(59,351)	(11,973)
Redemption of senior unsecured notes	(310,047)	—
Dividends paid	(17,185)	(17,819)
Proceeds from the issuance of common stock	2,358	2,290
Tax withholdings related to the exercise of stock appreciation rights	(162)	(490)
Repurchases of common stock	(486,381)	(126,482)
Other, net	(96)	814
Net cash used in financing activities	(870,864)	(153,660)
Effect of exchange rate changes on cash	27	(1,092)

Net (decrease) increase in cash and cash equivalents	(322,801)	423,069
Cash and cash equivalents, beginning of period	896,527	546,937
Cash and cash equivalents, end of period	$573,726	$970,006

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with the Company's previously prepared statements of cash flows filed with the SEC, but do not include the footnotes required by GAAP.

Reconciliation of Non-GAAP Financial Measures

The Company's financial results include certain financial measures not derived in accordance with GAAP. Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing operating performance, financial position or cash flows. Management presented these non-GAAP financial measures as they believe that the presentation of its financial results that exclude (1) transformation expenses under our strategic business plan; (2) non-operational expenses associated with the integration of General Parts International, Inc. (“GPI”) and store closure and consolidation; (3) non-cash charges related to the acquired GPI intangible assets; (4) other non-recurring adjustments; and (5) nonrecurring impact of the U.S. Tax Cuts and Jobs Act (the “Act”), is useful and indicative of its base operations because the expenses vary from period to period in terms of size, nature and significance and/or relate to the integration of GPI and store closure and consolidation activity in excess of historical levels. These measures assist in comparing current operating results with past periods and with the operational performance of other companies in its industry. The disclosure of these measures allows investors to evaluate the Company's performance using the same measures management uses in developing internal budgets and forecasts and in evaluating management’s compensation. Included below is a description of the expenses that the Company have determined are not normal, recurring cash operating expenses necessary to operate its business and the rationale for why providing these measures is useful to investors as a supplement to the GAAP measures.

Transformation Expenses — Management expects to recognize a significant amount of transformation expenses over the next several years as they transition from integration of the Advance Auto Parts/Carquest businesses to a plan that involves a more holistic and integrated transformation of the entire Company, including Worldpac and Autopart International. These expenses will include, but not be limited to, restructuring costs, store closure costs and third-party professional services and other significant costs to integrate and streamline operating structure across the enterprise. Management is focused on several areas throughout Advance, such as supply chain and information technology.

GPI Integration and Store Closure and Consolidation Expenses — The multi-year plan to integrate the operations of GPI that the Company acquired in 2014 with Advance Auto Parts substantially ended in 2018. Due to the size of this acquisition, the Company considered these expenses to be outside of its base business. Management believed providing additional information in the form of non-GAAP measures that excluded these costs was beneficial to the users of its financial statements in evaluating the operating performance of its base business and the sustainability once the integration was complete. In addition to integration expenses, the Company incurred store closure and consolidation expenses that consisted of expenses associated with plans to convert and consolidate the Carquest stores acquired from GPI. While periodic store closures are common, these closures represented a significant program outside of the Company's typical market evaluation process. The Company believes it was useful to provide additional non-GAAP measures that excluded these costs to provide investors greater comparability of its base business and core operating performance.

U.S. Tax Reform — On December 22, 2017, the U.S. Tax Cuts and Jobs Act was signed into law. The Act amends the Internal Revenue Code of 1986 by, among other things, permanently lowering the corporate tax rate to 21% from the existing maximum rate of 35%, implementing a territorial tax system and imposing a one-time repatriation tax on deemed repatriated earnings of foreign subsidiaries. During the third quarter of 2018, and in conjunction with the completion of the Company's 2017 U.S. income tax return, the Company identified a change in estimate, in accordance with SAB 118, to amounts previously estimated for the remeasurement of the net deferred tax liability and nonrecurring repatriation tax on accumulated earnings foreign subsidiaries.

Reconciliation of Adjusted Net Income and Adjusted EPS:
	Twelve Weeks Ended		Forty Weeks Ended
(in thousands, except per share data)	October 5, 2019	October 6, 2018	October 5, 2019	October 6, 2018
Net income (GAAP)	$123,669	$115,843	$390,989	$370,405
Cost of sales adjustments:
Transformation expenses	2,991	513	3,272	5,839
Other adjustment (a)	—	—	13,010	—
SG&A adjustments:
Transformation expenses	23,386	28,360	56,633	63,214
GPI integration and store closure and consolidation expenses	—	1,768	—	4,706
GPI amortization of acquired intangible assets	6,362	8,802	21,157	29,268
Other income adjustment (b)	—	—	10,756	—
Provision for income taxes on adjustments (c)	(8,185)	(9,664)	(26,207)	(25,242)
Impact of the Act	—	(5,665)	—	(5,665)
Adjusted net income (Non-GAAP)	$148,223	$139,957	$469,610	$442,525

Diluted earnings per share (GAAP)	$1.75	$1.56	$5.46	$4.99
Adjustments, net of tax	0.35	0.33	1.09	0.97
Adjusted EPS (Non-GAAP)	$2.10	$1.89	$6.55	$5.96

(a)	During the sixteen weeks ended April 20, 2019, the Company made an out-of-period correction, which increased Cost of sales by $13.0 million, related to received not invoiced inventory.

(b)
During the sixteen weeks ended April 20, 2019, the Company incurred charges relating to a make-whole provision and debt issuance costs of $10.1 million and $0.7 million resulting from the early redemption of its 2020 senior unsecured notes.

(c)	The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

Reconciliation of Adjusted Gross Profit:
	Twelve Weeks Ended		Forty Weeks Ended
(in thousands)	October 5, 2019	October 6, 2018	October 5, 2019	October 6, 2018
Gross profit (GAAP)	$1,011,926	$1,006,927	$3,325,977	$3,290,769
Gross profit adjustments	2,991	513	16,282	5,839
Adjusted gross profit (Non-GAAP)	$1,014,917	$1,007,440	$3,342,259	$3,296,608

Reconciliation of Adjusted Selling, General and Administrative Expenses:
	Twelve Weeks Ended		Forty Weeks Ended
(in thousands)	October 5, 2019	October 6, 2018	October 5, 2019	October 6, 2018
SG&A (GAAP)	$839,598	$852,686	$2,774,936	$2,770,747
SG&A adjustments	(29,748)	(38,930)	(77,790)	(97,188)
Adjusted SG&A (Non-GAAP)	$809,850	$813,756	$2,697,146	$2,673,559

Reconciliation of Adjusted Operating Income:
	Twelve Weeks Ended		Forty Weeks Ended
(in thousands)	October 5, 2019	October 6, 2018	October 5, 2019	October 6, 2018
Operating income (GAAP)	$172,328	$154,241	$551,041	$520,022
Cost of sales and SG&A adjustments	32,739	39,443	94,072	103,027
Adjusted operating income (Non-GAAP)	$205,067	$193,684	$645,113	$623,049

NOTE: Adjusted gross profit, Adjusted gross profit margin (calculated by dividing Adjusted gross profit by Net sales), Adjusted SG&A, Adjusted SG&A as a percentage of Net sales, Adjusted operating income and Adjusted operating income margin (calculated by dividing Adjusted operating income by Net sales) are non-GAAP measures. Management believes these non-GAAP measures are important metrics in assessing the overall performance of the business and utilizes these metrics in its ongoing reporting. On that basis, management believes it is useful to provide these metrics to investors and prospective investors to evaluate the Company’s operating performance across periods adjusting for these items (refer to the reconciliations of non-GAAP adjustments above). These non-GAAP measures might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. Non-GAAP measures should not be used by investors or third parties as the sole basis for formulating investment decisions, as they may exclude a number of important cash and non-cash recurring items.

Reconciliation of Free Cash Flow:
	Forty Weeks Ended
(In thousands)	October 5, 2019	October 6, 2018
Cash flows from operating activities	$708,546	$681,503
Purchases of property and equipment	(169,224)	(105,132)
Free cash flow	$539,322	$576,371

NOTE: Management uses Free cash flow as a measure of its liquidity and believes it is a useful indicator to investors or potential investors of the Company's ability to implement growth strategies and service debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in the Company's condensed consolidated statement of cash flows as a measure of liquidity.

Adjusted Debt to Adjusted EBITDAR:
	Four Quarters Ended
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	October 5, 2019	December 29, 2018
Total debt	$747,136	$1,045,930
Add: Operating lease liabilities (a)	2,441,221	2,425,325
Adjusted debt	3,188,357	3,471,255

Operating income	635,294	604,275
Add: Adjustments (b)	117,778	107,867
Depreciation and amortization	234,165	238,184
Adjusted EBITDA	987,237	950,326
Rent expense	555,360	553,377
Share-based compensation	36,533	27,760
Adjusted EBITDAR	$1,579,130	$1,531,463

Adjusted Debt to Adjusted EBITDAR (c)	2.0	2.3

(a)
On December 30, 2018 the Company recorded operating lease liabilities of $2.4 billion upon adoption of Accounting Standards Update 2016-02, Leases (Topic 842) (“ASU 2016-2”). As of October 5, 2019, $2.4 billion of operating lease liabilities were recorded in the Company's condensed consolidated balance sheet.

(b)	The adjustments to the four quarters ended October 5, 2019 and December 29, 2018 include GPI integration, store consolidation costs and transformation expenses.

(c)
Ratio is derived by utilizing the operating lease liabilities recorded by the Company upon adoption of ASU 2016-02 rather than utilizing estimated capitalized lease obligations (six times rent expense), which were $3.3 billion as of October 5, 2019 and December 29, 2018. For comparability purposes, the Adjusted Debt to Adjusted EBITDAR ratio calculated using the historical estimated capitalized lease obligations would be 2.6 and 2.9 as of October 5, 2019 and December 29, 2018.

NOTE: Management believes its Adjusted Debt to Adjusted EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The Company’s goal is to maintain a 2.5 times leverage ratio and investment grade rating. The Company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the Company's ability to obtain additional funding. If the Company was unable to maintain its investment grade rating this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company's financing arrangements. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The Company adjusts the calculation to remove rent expense and to add back the Company’s existing operating lease liabilities related to their right-of-use assets to provide a more meaningful comparison with the Company’s peers and to account for differences in debt structures and leasing arrangements. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Store Information

During the forty weeks ended October 5, 2019, 16 stores and branches were opened and 82 were closed or consolidated, resulting in a total of 5,043 stores and branches as of October 5, 2019, compared to a total of 5,109 stores and branches as of December 29, 2018.